USLIFE INCOME FUND, INC.

ARTICLES SUPPLEMENTARY


USLIFE Income Fund, Inc., a Maryland corporation (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:	Under a power contained in Title 3, Subtitle 8 of the
Maryland General Corporation Law (the "MGCL", the Corporation, by resolutions of its Board of Directors (the "Board of Directors"), duly adopted at a meeting duly called and held on January 18, 2000, elected to become subject to Sections 3-804 and 3-805 of the MGCL.

SECOND:	The resolutions described above provide that,
notwithstanding any other provision in the charter or Bylaws of the Corporation to the contrary, subject to the provisions of the Investment Company Act of 1940, as amended, the Corporation elects to be subject to Sections 3-
804 and 3-805 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

THIRD:	These Articles Supplementary have been approved by
the Board of Direct ors in the manner and by the vote required by law.

FOURTH:	The undersigned President of the Corporation
acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned
President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 18th day of January, 2000.

ATTEST:			USLIFE INCOME FUND, INC.



/s/ Cynthia Toles       		By:     /s/ Alice T. Kane          (SEAL)
_________________		        __________________
Secretary				President